Exhibit 4.35

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@problemsolved.co.za www.problemsolved.co.za

EXECUTION VERSION

CASHFLOW WATERFALL AGREEMENT

entered into between

HARMONY GOLD MINING COMPANY LIMITED

(Registration No. 1950/038232/06)

(in its capacity as Lender and Sponsor)

and

BUSINESS VENTURE INVESTMENTS NO. 1692 PROPRIETARY LIMITED

(Registration No. 2012/041001/07)

and

HISTOPATH PROPRIETARY LIMITED

(Registration No. 2012/082229/07)

and

BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED

(Registration No. 2012/035756/07)

and

BUSINESS VENTURE INVESTMENTS NO. 1687 PROPRIETARY LIMITED

(Registration No. 2012/030646/07)

and

BUSINESS VENTURE INVESTMENTS NO. 1688 PROPRIETARY LIMITED

(Registration No. 2012/030648/07)

1.	PARTIES

1.1.	The Parties to this Agreement are -

1.1.1.	HARMONY GOLD MINING COMPANY LIMITED (Registration No. 1950/038232/06) (in its capacity as Lender and Sponsor);

1.1.2.	BUSINESS VENTURE INVESTMENTS NO. 1692 PROPRIETARY LIMITED (Registration No. 2012/041001/07);

1.1.3.	HISTOPATH PROPRIETARY LIMITED (Registration No. 2012/082229/07);

1.1.4.	BUSINESS VENTURE INVESTMENTS NO. 1677 PROPRIETARY LIMITED (Registration No. 2012/035756/07);

1.1.5.	BUSINESS VENTURE INVESTMENTS NO. 1687 PROPRIETARY LIMITED (Registration No. 2012/030646/07); and

1.1.6.	BUSINESS VENTURE INVESTMENTS NO. 1688 PROPRIETARY LIMITED (Registration No. 2012/030648/07).

1.2.	The Parties agree as set out below.

2.	INTERPRETATION

2.1.	In this Agreement -

2.1.1.	clause headings are for convenience only and are not to be used in its interpretation;

2.1.2.	an expression which denotes -

2.1.2.1.	any gender includes the other genders;

2.1.2.2.	a natural person includes a juristic person and vice versa; and

2.1.2.3.	the singular includes the plural and vice versa.

2.2.	save as defined in this Agreement, terms defined in the Facility Agreements (as the context may require) shall bear the same meanings when used herein and the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have the corresponding meanings, namely -

2.2.1.	“Agreement” means this cashflow waterfall agreement as it may be amended, novated or supplemented from time to time;

2.2.2.	“CPI” means the weighted average consumer price index, all items of the 12 (twelve) areas specified in the notice as notified by Statistics South Africa (with the average for the year 2009 as a base which equals 100 (one hundred);

2.2.3.	“Discharge Date” means the date on which all of the obligations under the Finance Documents have been fully, finally and irrevocably discharged to the satisfaction of the Lender;

2.2.4.	“Excess Free Cashflow” means Free Cashflow after providing for all required or reasonably anticipated Stay-In-Business Expenditure;

2.2.5.	“Facility Agreements” means –

2.2.5.1.	the Histopath Term Loan Facility Agreement;

2.2.5.2.	the R18 239 760.00 (eighteen million two hundred and thirty nine thousand seven hundred and sixty Rand) term loan facility agreement dated on or about the date of this Agreement, between BEECo1 (as borrower) and the Lender;

2.2.5.3.	the R18 239 760.00 (eighteen million two hundred and thirty nine thousand seven hundred and sixty Rand) term loan facility agreement dated on or about the date of this Agreement, between BEECo2 (as borrower) and the Lender; and

2.2.5.4.	the R18 239 760.00 (eighteen million two hundred and thirty nine thousand seven hundred and sixty Rand) term loan facility agreement dated on or about the date of this Agreement, between BEECo3 (as borrower) and the Lender;

2.2.6.	“Harmony” means Harmony Gold Mining Company Limited (registration number 1950/038232/06), a company incorporated under the laws of South Africa;

2.2.7.	“Histopath Term Loan Facility Agreement” means the R97 278 720.00 (ninety seven million two hundred and seventy eight thousand seven hundred and twenty Rand) term loan facility agreement dated on or about the date of this Agreement, between the Borrower and the Lender;

2.2.8.	“Indemnity Payment Amount” means each amount (other than principal or interest) required to be paid by the Project Company to a BEE Shareholder pursuant to the indemnity provisions of clause 14.4 of the Subscription Sale and Shareholders’ Agreement;

2.2.9.	“Indexed” means, in relation to any sum, that sum adjusted annually to take account of year-on-year changes in the CPI since the Signature Date;

2.2.10.	“Parties” means the parties to this Agreement;

2.2.11.	“Prescribed Ratio” means, in relation to a BEE Shareholder, the ratio comprised by the Facility Outstandings of that BEE Shareholder to the aggregate Facility Outstandings of all BEE Shareholders;

2.2.12.	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.2.13.	“Sponsor Loan” means the loan contemplated in clause 9.1.2 of the Sale of Business Agreement (as defined in the Subscription Sale and Shareholders’ Agreement);

2.2.14.	“Stay-In-Business Expenditure” means the following fees, expenses and charges, and VAT thereon –

2.2.14.1.	all audit fees of the Project Company;

2.2.14.2.	all legal and other fees and expenses incurred in respect of the ongoing activities of the Project Company, the holding, protection and realisation of its assets, matters ancillary thereto and the eventual winding-up or termination of the Project Company;

2.2.14.3.	bank charges in respect of all bank accounts maintained by the Project Company in terms of the Transaction Documents and in respect of all payments to and from such accounts;

2.2.14.4.	the fees payable to the board of directors of the Project Company from time to time;

2.2.14.5.	expenditure incurred on or associated with meetings of the board of directors of the Project Company;

2.2.14.6.	all other fees and expenses reasonably incurred by the board of directors of the Project Company for or in connection with the administration and operation of the Project Company, including professional fees and disbursements incurred in the course of any dispute to which the Project Company is or may become a party; and

2.2.14.7.	all taxes, levies or other imposts payable on or in respect of the income or capital of the Project Company, including income, capital gains or other taxes arising from the disposal of any of the assets of the Project Company.

2.3.	In this Agreement -

2.3.1.	Clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.3.2.	an expression which denotes -

2.3.2.1.	any gender includes the other genders;

2.3.2.2.	a natural person includes a juristic person and vice versa;

2.3.2.3.	the singular includes the plural and vice versa; and

2.3.2.4.	a Party includes a reference to that Party’s successors in title and assigns allowed at law.

2.4.	Any reference in this Agreement to -

2.4.1.	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.4.2.	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of South Africa from time to time;

2.4.3.	“law” means any law of general application and includes the common law and any statute, constitution, decree, treaty, regulation, directive, ordinance, by-law, order or any other enactment of legislative measure of government (including local and provincial government) statutory or regulatory body which has the force of law;

2.4.4.	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality; and

2.4.5.	“writing” means legible writing and in English and excludes any form of electronic communication contemplated in the Electronic Communications and Transactions Act, No. 25 of 2002.

2.5.	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.6.	The words “shall” and “will” and “must” used in the context of any obligation or restriction imposed on a Party have the same meaning.

2.7.	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.8.	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.9.	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.10.	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.11.	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.12.	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day.

2.13.	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.14.	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.15.	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.16.	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement;

2.17.	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.18.	Whenever any person is required to act “as an expert and not as an arbitrator” in terms of this Agreement, then -

2.18.1.	the determination of the expert shall (in the absence of manifest error) be final and binding;

2.18.2.	subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

2.18.3.	the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

2.18.4.	the expert shall consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

2.18.5.	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2.19.	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.20.	In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

3.	INTRODUCTION AND RECORDAL

3.1.	The Parties have entered into the Transaction Documents in order to facilitate (i) the funding of the Project Company and (ii) the several transactions contemplated in the Transaction Documents.

3.2.	Pursuant to the transactions contemplated in the Transaction Documents, the Parties hereby wish to record the priority of the payments due under the Transaction Documents.

4.	CASHFLOW WATERFALL

4.1.	On each Payment Date, the Project Company shall apply Excess Free Cashflow in accordance with the following order of priority –

4.1.1.	first, to the payment of any Indemnity Payment Amount due by a BEE Shareholder on such Payment Date;

4.1.2.	second, on a pari passu and pro rata (in the Prescribed Ratio) basis, to the payment of all accrued interest due and payable under each Shareholder Loan;

4.1.3.	third, on a pari passu and pro-rata (in the Prescribed Ratio) basis, to the payment of all capital repayments due under each Shareholder Loan;

4.1.4.	fourth, to the payment of an annual trickle dividend which shall not in aggregate exceed an amount of R2 500 000.00 (two million five hundred thousand Rand) (Indexed), to the shareholders of the Project Company, pro rata to their respective shareholding;

4.1.5.	fifth, on a pari passu and pro-rata (in the Prescribed Ratio) basis, to the payment of a voluntary pre-payment under each Shareholder Loan in an amount determined by the Sponsor, provided such amount shall not exceed 50% (fifty per cent) of the balance of Excess Free Cashflow following the payments at “first” to (and including) “fourth” above;

4.1.6.	sixth, to the payment of all accrued unpaid interest in respect of the Sponsor Loan;

4.1.7.	seventh, to the payment of arrear capital payments in respect of the Sponsor Loan;

4.1.8.	eighth, to the payment of all scheduled capital repayments in respect of the Sponsor Loan;

4.1.9.	ninth, to the payment of an annual trickle dividend which shall not in aggregate exceed an amount of R2 500 000.00 (two million five hundred thousand Rand) (Indexed) to the shareholders of the Project Company, pro rata to their respective shareholding;

4.1.10.	tenth, to the payment of a voluntary capital pre-payment under the Sponsor Loan in an amount determined by the Sponsor; and

4.1.11.	eleventh, following the full, final and irrevocable discharge of the Sponsor Loan, to the payment of ordinary dividends to the shareholders of the Project Company, pro rata to their respective shareholding.

5.	PAYMENT INSTRUCTION

5.1.	On each date on which payment of an amount at “first”, “second”, “third” and “fifth” in the cashflow waterfall in clause 4.1 hereof is made to a BEE Shareholder (each a “Relevant Payment”), such BEE Shareholder hereby irrevocably and unconditionally instructs the Project Company to pay such Relevant Payment directly to the Lender.

5.2.	Each Relevant Payment received by the Lender shall be applied in accordance with the order of priority contained in each Facility Agreement.

6.	GENERAL WARRANTIES

6.1.	Each of the Parties hereby warrants to and in favour of the others that -

6.1.1.	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

6.1.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

6.1.3.	the execution of this Agreement and the performance of its obligations hereunder does not and shall not -

6.1.3.1.	contravene any law or regulation to which that Party is subject;

6.1.3.2.	contravene any provision of that Party’s constitutional documents; or

6.1.3.3.	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

6.2.	Each of the representations and warranties given by the Parties in terms of clause 6.1, shall -

6.2.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

6.2.2.	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

6.2.3.	prime facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

7.	JOINT VENTURE

Nothing contained in this Agreement shall be deemed to constitute a partnership or joint venture amongst the Parties.

8.	NOTICES AND DOMICILIA

8.1.	Notices

8.1.1.	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with the Finance Documents may be addressed:

8.1.1.1.	Harmony Gold Mining Company Limited (in its capacity as Lender and Sponsor):

Address:	Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein

Telefax No:	+27 (0) 86 628 2332

Attention:	The Company Secretary

8.1.1.2.	Business Venture Investments No. 1692 Proprietary Limited:

Address:	Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein

Telefax No:	+27 (0) 86 628 2332

Attention:	The Company Secretary

8.1.1.3.	Histopath Proprietary Limited:

Address:	638 Jacqueline Drive
Garsfontein
0081

Telefax No:	+27 (0) 86 539 2740

Attention:	Sikhuliso Resources Directors

8.1.1.4.	Business Venture Investments No. 1677 Proprietary Limited:

Address:	Building H303
18 Melrose Arch
Ground Floor
Melrose Arch

Telefax No:	+27 11 684 1116

Attention:	Mr Collin Matjila

8.1.1.5.	Business Venture Investments No. 1687 Proprietary Limited:

Address:	Block A
Boston House
3A De-La-Rey Road
Rivonia
2128

Telefax No:	+27 (0) 11 234 0926

Attention:	Livhu Nengovhela

8.1.1.6.	Business Venture Investments No. 1688 Proprietary Limited:

Address:	268 Jubilee Avenue
Halfway House
Midrand
1682

Telefax No:	+27 (0) 11 805 3191

Attention:	Ms Lesego Tibane

8.1.2.	Any notice or communication required or permitted to be given in terms of the Transaction Documents shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

8.1.3.	Any Party may by written notice to the other Parties change its chosen physical addresses and/or telefax number for the purposes of clause 8.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.

8.1.4.	Any notice given in terms of this Agreement shall:

8.1.4.1.	if sent by a courier service be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

8.1.4.2.	if delivered by hand be deemed to have been received by the addressee on the date of delivery;

8.1.4.3.	if transmitted by facsimile or e-mail be deemed to have been received by the addressee on the 1st (first) Business Day after the date of transmission,

unless the contrary is proved.

8.1.5.	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

8.2.	Domicilia

8.2.1.	Each of the Parties chooses its physical address referred to in clause 8.1 (Notices) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

8.2.2.	Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Party pursuant to clause 8.1.4.

9.	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

10.	APPLICABLE LAW AND JURISDICTION

10.1.	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

10.2.	The Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of the Republic of South Africa (South Gauteng High Court, Johannesburg) to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise under and/or out of and/or relating to and/or in connection with this Agreement.

10.3.	The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle disputes. The Parties agree not to argue to the contrary and waive objection to this court on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Transaction Document.

11.	GENERAL

11.1.	Whole Agreement

11.1.1.	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.

11.1.2.	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

11.2.	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

11.3.	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement, and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

11.4.	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

11.5.	Transfer

Save as specifically provided for in the Transaction Documents, no Party shall be entitled to cede or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not unreasonably be withheld or delayed.

11.6.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement as at the date of signature of the Party last signing one of the counterparts. The Parties undertake to take whatever steps may be necessary to ensure that all counterparts are duly signed by all of them without delay.

12.	SIGNATURE

Signed on behalf of the Parties, each signatory hereto warranting that he/she has due authority to do so.

Signed for and on behalf of:

Harmony Gold Mining Company Limited (as Lender and Sponsor)

/s/

Name: Graham Briggs	Name:

Title: Director	Title:

Date: 20 March 2013	Date:

Signed for and on behalf of:

Business Venture Investments No. 1692 Proprietary Limited

/s/

Name: Graham Briggs	Name:

Title: Director	Title:

Date: 20 March 2013	Date:

Signed for and on behalf of:

Histopath Proprietary Limited

/s/

Name: Sipho Tsotsi	Name:

Title: Managing Director	Title:

Date: 18 March 2013	Date:

Signed for and on behalf of:

Business Venture Investments No. 1677 Proprietary Limited

/s/

Name: M.C. Matjila	Name:

Title: Director	Title:

Date: 20 March 2013	Date:

Signed for and on behalf of:

Business Venture Investments No. 1687 Proprietary Limited

/s/

Name: L. Nengovhela	Name:

Title: Director	Title:

Date: 20 March 2013	Date:

Signed for and on behalf of:

Business Venture Investments No. 1688 Proprietary Limited

/s/

Name: M.M. Moira	Name:

Title: Director	Title:

Date: 20 March 2013	Date:

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